UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2004

LEXAR MEDIA, INC.

(Exact name of the Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-31103	33-0723123
(Commission File Number)	(IRS Employer Identification No.)

47300 Bayside Parkway, Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(510) 413-1200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 19, 2004, we borrowed $40 million pursuant to a revolving line of credit note under our existing $40 million credit agreement with Wells Fargo Bank, N.A. This note is secured by our accounts receivable and other rights to payment, general intangibles, inventory, equipment and proceeds of the foregoing. Borrowings under this note bear interest at either an annual rate equal to LIBOR plus 1.5 percent, or at an annual rate equal to the bank’s prime rate minus 0.5 percent, with the determination of the applicable interest rate to be made by us. The determination of the applicable interest rate can be changed by us for part or all of the borrowings while amounts are outstanding under the line. At October 19, 2004, the annual interest rate for borrowings under this note was 4.25 percent determined using the bank’s prime rate. Under the terms of the note, we are required to repay outstanding principal and interest by April 3, 2006 provided that we remain in compliance with the terms of the credit agreement and note. We intend to use the proceeds from this loan to fund working capital requirements, including the acquisition of inventory in anticipation of the holiday season.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXAR MEDIA, INC.

Date: November 5, 2004	By:	/s/ Brian T. McGee
Brian T. McGee
Chief Financial Officer and Vice President, Finance